Exhibit 99.1

NovaDel Licenses its NitroMist® Lingual Spray to Mist

Flemington, NJ – October 27, 2009

NovaDel Pharma Inc.,  (NYSE AMEX: NVD) has entered into a licensing agreement with privately-held Mist Acquisition, LLC to manufacture and commercialize the NitroMist® lingual spray version of nitroglycerine, a widely-prescribed and leading short-acting nitrate for the treatment of angina pectoris. Under terms of the agreement, Mist will pay NovaDel a $1,000,000 licensing fee upon execution of the agreement, milestone payments totaling an additional $1,000,000 over the next twelve months and ongoing performance payments of seventeen percent (17%) of net sales.

Through a separate license agreement with Mist, Akrimax Pharmaceuticals, LLC will receive the exclusive right to manufacture, distribute, market and sell NitroMist® in North America. NitroMist® provides acute relief of an attack or acute prophylaxis of angina pectoris due to coronary artery disease. The lingual spray form of the drug is conveniently administered and is rapidly absorbed into the bloodstream via the oral mucosa providing patients a fast and tolerable treatment option for the prevention or relief of pain associated with such attacks.

“Akrimax’s focus on metabolic diseases and its leadership’s proven experience launching successful products and companies makes it an ideal partner to launch this innovative therapy,” said Steven B. Ratoff, NovaDel’s Chairman and Interim CEO. “We’re delighted to have Akrimax leveraging its manufacturing expertise and progressive commercial platform to optimize the value of NitroMist®” he added.

“NitroMist® offers an important practical innovation in the delivery of a life support medicine for cardiovascular patients suffering from angina,” stated Alan L. Rubino, CEO and President of Akrimax.  “We are extremely enthusiastic to be introducing and commercializing NitroMist® as this new product is an excellent complement to our developing cardiovascular and metabolic portfolio.”

About NovaDel Pharma
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

About Akrimax Pharmaceuticals, LLC
Akrimax Pharmaceuticals, LLC is a privately-held, fully-integrated next-generation specialty pharmaceutical company that acquires, markets and develops products to address disease states related to metabolic diseases. The company also owns a world-class manufacturing plant in Rouses Point, NY with a highly skilled workforce. The plant encompasses 67.6 acres with 38 buildings, offering approximately 1 million sq. feet of manufacturing and packaging space. Akrimax was formed in 2007 and purchased the Rouses Point plant from Wyeth in January 2008.

Based in Cranford, NJ, Akrimax pursues unsurpassed quality in the development, production, manufacturing, distribution, and commercialization of a full range of top-quality pharmaceutical products including Inderal®LA and LoOvral®-28.

www.Akrimax.com

 NitroMist® Warnings and Precautions

Tolerance: Excessive use may lead to development of tolerance. Only the smallest number of doses required for effective relief of the acute angina attack should be used (see Dosage and Administration section of NitroMist® full prescribing information).

As tolerance to other forms of nitroglycerin develops, the effect of sublingual nitroglycerin on exercise tolerance, although still observable, is reduced.

Hypotension: Severe hypotension, particularly with upright posture, may occur even with small doses of nitroglycerin. The drug should therefore be used with caution in patients who may be volume-depleted or who, for whatever reason, are already hypotensive. Hypotension induced by nitroglycerin may be accompanied by paradoxical bradycardia and increased angina pectoris.

The benefits of NitroMist® in patients with acute myocardial infarction or congestive heart failure have not been established. If one elects to use NitroMist® in these conditions, careful clinical or hemodynamic monitoring must be used because of the possibility of hypotension and tachycardia.

Hypertrophic Cardiomyopathy: Nitrate® therapy may aggravate the angina caused by hypertrophic cardiomyopathy.

Headache: Nitroglycerin produces dose-related headaches, which may be severe. Tolerance to headaches occurs.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

Contact:

Steven B. Ratoff
(908) 782-3431 ext. 2650
Chairman and Interim Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com